Exhibit 99.3

PETCO HEALTH AND WELLNESS COMPANY, INC.

GRANT NOTICE FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Petco Health and Wellness Company, Inc. (the “Company”), hereby grants to Participant named below the Nonqualified Stock Option (the “Option”) to purchase any part or all of the number of shares of Common Stock that are covered by this Option at the Exercise Price per share, each specified below, and upon the terms and subject to the conditions set forth in this Grant Notice, the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto as Exhibit A, and the Confidentiality and Inventions Agreement attached hereto as Exhibit B. The Option is an inducement material to the Participant’s entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4). The Option is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Option were a Nonqualified Stock Option granted under the Plan. This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:

Grant Date:

Number of Shares of Common Stock covered by Option:

Exercise Price Per Share:

Expiration Date:

Vesting Commencement Date:

Vesting Schedule:

IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, PARTICIPANT MUST EXECUTE AND RETURN THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”). IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 60 DAYS AFTER THE GRANT DATE, THEN (1) THIS GRANT NOTICE WILL BE OF NO FORCE OR EFFECT AND THE OPTION GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE STANDARD TERMS AND CONDITIONS.

By accepting this Grant Notice, Participant acknowledges that Participant has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions and the Confidentiality and Inventions Agreement.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:
Name:
Title:

PARTICIPANT

[Name]

SIGNATURE PAGE TO

GRANT NOTICE FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

EXHIBIT A

PETCO HEALTH AND WELLNESS COMPANY, INC.

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

These Standard Terms and Conditions apply to the Option (as defined below). The Option is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Option were a Nonqualified Stock Option granted under the Plan. Such terms and conditions set forth in the Plan are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1. TERMS OF OPTION

Petco Health and Wellness Company, Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) a Nonqualified Stock Option (the “Option”) to purchase up to the number of shares of Common Stock at an exercise price per share, each as set forth in the Grant Notice. The Option is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2. NONQUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

3. EXERCISE OF OPTION

(a) The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration of vesting as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice; provided, that (except as set forth in Section 4(a) below) the Participant remains employed with the Company and does not experience a Termination of Employment. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.

(b) To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

EXHIBIT A

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

(c) The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option (but only to the extent share withholding is made available to the Participant by the Company), or in such other manners as may be permitted by the Committee.

(d) Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate Company policy or any federal, state or other applicable laws.

4. EXPIRATION OF OPTION

The Option shall expire and cease to be exercisable as of the earlier of (i) the Expiration Date set forth in the Grant Notice or (ii) the date specified below in connection with the Participant’s Termination of Employment:

(a) If the Participant’s Termination of Employment is as a result of the Participant’s death or Disability, subject to the Participant’s (or the Participant’s personal representative’s) execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the entire Option shall be fully vested and (ii) the Participant may exercise any portion of the Option until the first anniversary of the Termination Date (as defined below).

(b) If the Participant’s Termination of Employment is as a result of the Participant’s Retirement (as defined below), subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) if the Termination Date is prior to the first anniversary of the Grant Date, a pro-rated portion of the Option shall vest calculated by multiplying (A) the number of shares covered by the Option by (B) a fraction, the numerator of which is the number of days between the Grant Date and the Termination Date and the denominator of which is the number of days between the Grant Date and the first anniversary of the Grant Date, (ii) if the Termination Date is on or following the first anniversary of the Grant Date, the entire Option shall be fully vested, and (iii) the Participant may exercise any portion of the Option that is vested and exercisable after giving effect to the foregoing clauses (i) and (ii) until the first anniversary of the Termination Date.

(c) If the Participant’s Termination of Employment is as a result of an Involuntary Termination (as defined below) on or within 24-months following a Change in Control, subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the entire Option shall be fully vested and (ii) the Participant may exercise any portion of the Option until the date that is 90 days following the Termination Date.

(d) If the Participant’s Termination of Employment is as a result of an Involuntary Termination at any time other than on or within the 24-months following a Change in Control, subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) any portion of the Option that would have vested within the 12-month period following the Termination Date shall be fully vested and (ii) the Participant may exercise any portion of the Option that is vested and exercisable after giving effect to the foregoing clauses (i) until the date that is 90 days following the Termination Date.

(e) If the Participant’s Termination of Employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the Termination Date.

(f) If the Participant’s Termination of Employment is for any reason other than as set forth in Section 4(a), 4(b), 4(c), 4(d), or 4(e), the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the date that is 90 days following the Termination Date.

(g) Any portion of the Option that is not vested and exercisable at the time of a Termination of Employment (after taking into account any accelerated vesting under this Section 4, Section 15 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date.

(h) As used in this Section 4:

(i) “Good Reason” has the meaning set forth in the written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or if there is no such agreement or no such term is defined in such agreement, means, without the Participant’s consent: (A) a material diminution in the Participant’s authority, duties or responsibilities with the Company or an Affiliate; (B) a material diminution in the Participant’s base salary; (C) a relocation of the Participant’s principal place of employment by more than 50 miles; or (D) a material breach by the Company of any of its obligations under these Standard Terms and Conditions. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless (1) the Participant provides written notice to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (2) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (3) the date of the termination of the Participant’s employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.

(ii) “Involuntary Termination” means a Termination of Employment by the Company without Cause (and not as a result of death or Disability) or by the Participant for Good Reason.

(iii) “Retirement” means a Termination of Employment by the Participant upon achieving (A) 55 or more years of age and (B) 10 or more years of service with the Company and its Affiliates.

(iv) “Termination Date” means the date of the Participant’s Termination of Employment.

5. RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6. INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option (including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option), withholding may be effected, at the Company’s election, withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including future cash wages).

7. NON -TRANSFERABILITY OF OPTION

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7. Notwithstanding the foregoing, (a) the Participant shall be permitted to transfer the Option as a gift to an Assignee Entity in accordance with and subject to the limits of Section 17 of the Plan and (b) if not previously so transferred, upon the Participant’s death, the Option shall be transferred to the Participant’s designated beneficiary or, if none, to the Participant’s estate.

8. OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Confidentiality and Inventions Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Where there is a conflict between these terms and any terms contained in the Participant’s offer letter, these terms shall supersede. Any prior agreements, commitments or negotiations concerning the Option are superseded; provided, however, that the terms of the Confidentiality and Inventions Agreement are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company and any of its affiliates and the Participant with respect to confidentiality and intellectual property.

9. LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10. NO LIABILITY OF COMPANY

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non -issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.

11. GENERAL

(a) In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.

(c) These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d) These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f) All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

12. CLAWBACK

The Option and any shares of Common Stock received upon exercise of the Option are subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant and to such compensation, including the Petco Health and Wellness Company, Inc. Clawback Policy (as amended from time to time), designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Participant expressly and explicitly authorizes (x) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Shares and other amounts acquired under the Option or the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the Standard Terms and Conditions and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

13. ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

As a condition to the receipt of the Option granted pursuant to the Grant Notice to which this Confidentiality and Inventions Agreement is attached and in consideration of the Participant’s continued employment with the Company, the Participant hereby confirms the Participant’s agreement as follows:

1. GENERAL

The Participant’s employment by the Company is in a capacity in which he or she may have access to, or contribute to the production of, Confidential Information and the Company Work Product (both as defined below). The Participant’s employment creates a relationship of confidence and trust between the Company and the Participant with respect to the Confidential Information and the Company Work Product as set forth herein. This Confidentiality and Inventions Agreement are subject to the terms of the Standard Terms and Conditions attached as Exhibit A to the Grant Notice to which this Confidentiality and Inventions Agreement is attached; provided however, that in the event of any conflict between the Standard Terms and Conditions and this Confidentiality and Inventions Agreement, this Confidentiality and Inventions Agreement shall control.

2. DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan, as amended from time to time. For purposes of this Confidentiality and Inventions Agreement:

(a) “Confidential Information” shall mean information or material (i) that is proprietary to the Company or confidential to the Company, whether or not designated or labeled as such, and (ii) that the Participant creates, discovers or develops, or of which the Participant obtains knowledge of or access to, in the course of the Participant’s employment with the Company. Confidential Information may include, but is not limited to, designs, works of authorship, formulae, ideas, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, drawings, specifications, models, data, diagrams, flow charts, research, procedures, computer programs, marketing techniques and materials, business, marketing, development and product plans, financial information, customer lists and contact information, personnel information, and other confidential business or technical information created on behalf of the Company or obtained as a result of or in the course of employment with the Company. For purposes of this Confidentiality and Inventions Agreement, the “Company” shall mean the Company or any of its Affiliates. To the extent that the participant can demonstrate by competent proof that one of the following exceptions applies, the Participant shall have no obligation under this Confidentiality and Inventions Agreement to maintain in confidence any: (I) INFORMATION THAT IS OR BECOMES GENERALLY PUBLICLY KNOWN OTHER THAN AS A RESULT OF THE PARTICIPANT’S DISCLOSURE IN VIOLATION OF THIS AGREEMENT, (II) INFORMATION THAT WAS KNOWN BY THE PARTICIPANT OR AVAILABLE TO THE PARTICIPANT WITHOUT RESTRICTION PRIOR TO DISCLOSURE TO THE

EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

PARTICIPANT BY THE COMPANY, (III) INFORMATION THAT BECOMES AVAILABLE TO THE PARTICIPANT ON A NON-CONFIDENTIAL BASIS FROM A THIRD PARTY THAT IS NOT SUBJECT TO CONFIDENTIALITY OBLIGATIONS IN FAVOR, OR THAT INURE TO THE BENEFIT, OF THE COMPANY, AND (IV) INFORMATION THAT WAS DEVELOPED INDEPENDENTLY BY OR FOR THE PARTICIPANT WITHOUT REFERENCE TO THE CONFIDENTIAL INFORMATION, USE OF COMPANY RESOURCES OR BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE “PRE-EMPLOYMENT WORK PRODUCT” (AS DEFINED BELOW).

(b) “Work Product” shall mean inventions, data, ideas, designs, drawings, works of authorship, trademarks, service marks, trade names, service names, logos, developments, formulae, concepts, techniques, devices, improvements, know-how, methods, processes, programs and discoveries, whether or not patentable or protectable under applicable copyright or trademark law, or under other similar law, and whether or not reduced to practice or tangible form, together with any improvements thereon or thereto, derivative works therefrom, and intellectual property rights therein created on behalf of the Company as part of the obligation of employment in performing work for the Company or otherwise in the course of employment with the Company.

3. CONFIDENTIALITY

(a) During the term of the Participant’s employment by the Company and at all times thereafter, the Participant will keep in strict confidence and trust all Confidential Information, and the Participant will not, directly or indirectly, disclose, distribute, sell, transfer, use, lecture upon or publish any Confidential Information, except as may be necessary in the course of performing the Participant’s duties as an employee of the Company or as the Company authorizes or permits. Notwithstanding the foregoing, the Participant shall be entitled to continue to use Confidential Information of the Company transferred to a purchaser (“Purchaser”) of all or substantially all of the assets of a business (“Business”) of Company (an “Acquisition”) solely to the extent that the Participant becomes an employee of such Purchaser or Purchaser’s designated affiliate upon consummation of the Acquisition and such Confidential Information is used in the Business prior to consummation of the Acquisition. The Participant acknowledges and agrees that, upon consummation of the Acquisition, the Confidential Information shall be deemed the Confidential Information of the Purchaser and subject to the Participant’s applicable employment, confidentiality and inventions assignment agreement with such Purchaser.

(b) The Participant recognizes that the Company has received and in the future will receive information from third parties which is subject to an obligation on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Participant agrees, during the term of the Participant’s employment and thereafter, to hold all such confidential or proprietary information of third parties in the strictest confidence and not to disclose or use it, except as necessary in performing the Participant’s duties as an employee of the Company consistent with the Company’s agreement with such third party. The Participant agrees that such information will be subject to the terms of this Confidentiality and Inventions Agreement as Confidential Information.

(c) Protected Disclosures. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Confidentiality and Inventions Agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful. Furthermore, and for the avoidance of doubt, nothing in this Confidentiality and Inventions Agreement limits or restricts the Participant’s ability to communicate with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company.

4. COMPANY PROPERTY

All apparatus, computers, computer files and media, notes, data, documents, reference materials, sketches, memoranda, records, drawings, engineering log books, equipment, lab/inventor notebooks, programs, prototypes, samples, equipment, tangible embodiments of information, and other physical property, whether or not pertaining to Confidential Information, furnished to the Participant or produced by the Participant or others in connection with the Participant’s employment, shall be and remain the sole property of the Company and any such property actually in the Participant’s possession or control shall be returned promptly to the Company as and when requested in writing by the Company. The Participant shall return and deliver all such property to the Company upon termination of the Participant’s employment. The Participant may not retain any such property or any reproduction of such property upon such termination. The Participant further agrees that any property situated on the Company’s premises and owned, leased, maintained or otherwise contracted for by the Company, including, but not limited to, computers, computer files, e-mail, voicemail, disks and other electronic storage media, filing cabinets, desks or other work areas, are subject to inspection by the Company’s representatives at any time with or without notice.

5. COMPANY WORK PRODUCT

Subject to Section 6 and 7 below, the Participant agrees that any Work Product, in whole or in part, conceived, developed, made or reduced to practice by the Participant (either solely or in conjunction with others) during the term of his or her employment with the Company (collectively, the “Company Work Product”) shall be owned exclusively by the Company (or, to the extent applicable, a Purchaser pursuant to an Acquisition). Without limiting the foregoing, the Participant agrees that any of the Company Work Product shall be deemed to be “works made for hire” as defined in U.S. Copyright Act §101, and all right, title, and interest therein shall vest solely in the Company from conception. The Participant hereby irrevocably assigns and transfers, and agrees to assign and transfer in the future on the Company’s request, to the Company all right, title and interest in and to any Company Work Product, including, but not limited to, patents, copyrights and other intellectual property rights therein. The Participant shall treat any such Company Work Product as Confidential Information. The Participant will execute all applications, assignments, instruments and other documents and perform all acts consistent herewith as the Company or its counsel may deem necessary or desirable to obtain, perfect or enforce any patents, copyright registrations or other protections on such Company Work Product and to otherwise protect the interests of the Company therein. The Participant’s obligation to reasonably assist the Company in obtaining and enforcing the intellectual property and other rights in the Company Work Product in any and all jurisdictions shall continue beyond the termination of the Participant’s employment. The Participant acknowledges that the Company may need to secure the Participant’s signature for lawful and necessary documents required to apply for, maintain or enforce intellectual property and other rights with respect to the Company Work Product (including, but not limited to, renewals, extensions, continuations, divisions or continuations in part of patent applications). The Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Participant’s agents and attorneys-in-fact, to act for and on the Participant’s behalf and instead of the Participant, to execute and file any such document(s) and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyright registrations and other protections on the Company Work Product with the same legal force and effect as if executed by the Participant. The Participant further hereby waives and relinquishes any and all moral rights that the Participant may have in the Company Work Product.

6. EXCEPTION TO ASSIGNMENTS

Pursuant to Section 2870 of the California Labor Code, the requirements set forth in Section 5 of this Agreement shall not apply to an invention that the Participant develops entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Participant for the Company.

7. PRE-EMPLOYMENT WORK PRODUCT

(a) Work Product includes only things done for the Company in performing work for the Company.

(b) The Participant acknowledges that the Company has a strict policy against using proprietary information belonging to any other person or entity without the express permission of the owner of that information. The Participant represents and warrants that the Participant’s performance of all of the terms of this Confidentiality and Inventions Agreement and as an employee of the Company does not and will not result in a breach of any duty owed by the Participant to a third party to keep in confidence any information, knowledge or data. The Participant has not brought or used, and will not bring to the Company, or use, induce the Company to use, or disclose in the performance of the Participant’s duties, nor has the Participant used or disclosed in the performance of any services for the Company prior to the effective date of the Participant’s employment with the Company (if any), any equipment, supplies, facility, electronic media, software, trade secret or other information or property of any former employer or any other person or entity, unless the Participant has obtained their written authorization for its possession and use.

8. RECORDS

The Participant agrees that he or she will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all the Company Work Product made by the Participant during the term of his or his or her employment with the Company, which records shall be available at all times to the Company and shall remain the sole property of the Company.

9. PRESUMPTION

If any application for any United States or foreign patent related to or useful in the business of the Company or any customer of the Company shall be filed by or for the Participant during the period of one year after the Participant’s employment is terminated, the subject matter covered by such application shall be presumed to have been conceived during the Participant’s employment with the Company.

10. AGREEMENTS WITH THIRD PARTIES OR THE U.S. GOVERNMENT.

The Participant acknowledges that the Company from time to time may have agreements with other persons or entities, or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. The Participant agrees to be bound by all such obligations and restrictions of which the Participant has been made aware of by the Company and to take all action necessary to discharge the obligations of the Company thereunder.

11. INJUNCTIVE RELIEF

Because of the unique nature of the Confidential Information and the Company Work Product, the Participant understands and agrees that the Company may suffer immediate and irreparable harm if the Participant fails to comply with any of his or her obligations under this Confidentiality and Inventions Agreement and that monetary damages may be inadequate to compensate the Company for such breach. Accordingly, the Participant agrees that in the event of a breach or threatened breach of this Confidentiality and Inventions Agreement, in addition to any other remedies available to it at law or in equity, the Company will be entitled, without posting bond or other security, to seek injunctive relief to enforce the terms of this Confidentiality and Inventions Agreement, including, but not limited to, restraining the Participant from violating this Confidentiality and Inventions Agreement or compelling the Participant to cease and desist all unauthorized use and disclosure of the Confidential Information and the Company Work Product. The Participant will indemnify the Company against any costs, including, but not limited to, reasonable outside legal fees and costs, incurred in obtaining relief against the Participant’s breach of this Confidentiality and Inventions Agreement. Nothing in this Section 11 shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, but not limited to, recovery of damages.

12. DISCLOSURE OF OBLIGATIONS

The Participant is hereby permitted and the Participant authorizes the Company to provide a copy of this Confidentiality and Inventions Agreement and any exhibits hereto to any of the Participant’s future employers, and to notify any such future employers of the Participant’s obligations and the Company’s rights hereunder, provided that neither party is under any obligation to do so.

13. JURISDICTION AND VENUE

This Confidentiality and Inventions Agreement will be governed by the laws of the State of California without regard to any conflicts-of-law rules. To the extent that any lawsuit is permitted under this Confidentiality and Inventions Agreement, the Participant hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in San Diego, California for any lawsuit filed against the Participant by the Company. Nothing herein shall limit the right of the Company to seek and obtain injunctive relief in any jurisdiction for violation of the portions of this Confidentiality and Inventions Agreement dealing with protection of Confidential Information or the Company Work Product.

14. ASSIGNMENT; INUREMENT

Neither this Confidentiality and Inventions Agreement nor any duties or obligations under this Confidentiality and Inventions Agreement may be assigned by the Participant without the prior written consent of the Company. The Participant understands and agrees that the Company may freely assign this Confidentiality and Inventions Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the permitted assigns, successors in interest (including any Purchaser upon consummation of an Acquisition), personal representatives, estates, heirs, and legatees of each of the parties hereto. Any assignment in violation of this Section 14 shall be null and void.

15. SURVIVORSHIP

The rights and obligations of the parties to this Confidentiality and Inventions Agreement will survive termination of my employment with the Company.

16. MISCELLANEOUS

In the event that any provision hereof or any obligation or grant of rights by the Participant hereunder is found invalid or unenforceable pursuant to judicial decree or decision, any such provision, obligation or grant of rights shall be deemed and construed to extend only to the maximum permitted by law, the invalid or unenforceable portions shall be severed, and the remainder of this Confidentiality and Inventions Agreement shall remain valid and enforceable according to its terms. This Confidentiality and Inventions Agreement may not be amended, waived or modified, except by an instrument in writing executed by the Participant and a duly authorized representative of the Company.

17. ACKNOWLEDGMENT

EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THE GRANT NOTICE TO WHICH THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT IS ATTACHED, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT. THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.